SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to section 14(a)
                     of the Securities Exchange Act of.1934
                                (Amendment No. )

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the appropriate box:
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[ ]      Confidential, For Use of the Commission Only
         (as permitted by Rule 14a-6(e)(2))

                     REPUBLIC SECURITY FINANCIAL CORPORATION
                (Name of Registrant as Specified in Its Charter)


                     REPUBLIC SECURITY FINANCIAL CORPORATION
            (Name of Person(s) Filing Proxy Statement, if other Than
                                 the Registrant)
Payment of Filing Fee (Check the appropriate box):
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           [ ] Check  box if any  part  of the  fee is  offset  as  provided  by
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[GRAPHIC OMITTED]




For further information call:
                                                     Carla Pollard, Controller
                                                     (561) 863-2554



News Release
For:       Republic Security Financial Corporation
           West Palm Beach, Florida, 33401


                    Republic Security Financial Corporation
                           FIRST QUARTER NET INCOME UP
================================================================================

         West Palm Beach, FL. April 12, 1999 - Republic Security Financial Corporation (NASDAQ:RSFC), today, announced that reported income, excluding merger related expenses, was $7.9 million or $0.16 per common share for the quarter ended March 31, 1999 compared to $5.4 million or $0.12 per common share for the quarter ended March 31, 1998, which results are consistent with "Wall Street's" consensus earnings estimate for RSFC in the first quarter of 1999. Net income was $5.6 million or $0.11 per common share for the quarter ended March 31, 1999 which includes $2.4 million, net of taxes, in merger and other expenses related primarily to the acquisition of Northside Bank of Tampa ("Northside") which closed on February 26, 1999 and was accounted for as a pooling of interests transaction. The quarter ended March 31, 1999 included the results of operations of Northside from January 1, 1999, however, prior periods presented herein have not been restated for the results of Northside's operations.

         Total restructuring expenses associated with the Northside acquisition and the remaining merger integration expenses related to the First Palm Beach Bancorp ("FPBB") merger were consistent with the Company's 1998 estimates. Pretax merger expenses related to the Northside acquisition included $1.0 million in severance and change of control payments, $845,000 in professional fees and $170,000 in contract buyouts and other merger expenses. Additional merger related expenses associated with Northside include $300,000 in provision for loan losses to conform accounting and valuation policies, $300,000 related to the write-off of certain assets not useful to the combined company and $60,000 of expense incurred related to the integration of Northside into Republic Security Bank ("Republic"). In accordance with current accounting practices, RSFC recognized pretax merger related period expenses associated with the remaining integration of First Palm Beach Bancorp which totaled $1.1 million for the quarter ended March 31, 1999.

         Net interest income increased $1.3 million or 6% for the quarter ended March 31, 1999 compared to net interest income for the quarter ended March 31, 1998 due to a decrease in the cost of interest-bearing liabilities and net interest income from Northside included in the quarter ended March 31, 1999. The increase of $2.9 million or 14% in net interest income for the quarter ended March 31, 1999 compared to the quarter ended December 31,

1998 demonstrates the effectiveness of the Bank's strategy to induce deposit and loan mix changes in the assets and liabilities acquired in the FPBB transaction which closed on October 29, 1998. The increase in net interest income for the quarter ended March 31, 1999 compared to the quarter ended December 31, 1998 is due to a decrease of $1.2 million in interest expense and an increase of $945,000 in interest income, as well as $708,000 in net interest income contributed from Northside in the quarter ended March 31, 1999. Net interest margin increased approximately 30 basis points to 3.42% for the quarter ended March 31, 1999 compared to the prior quarter ended December 31, 1998.

         "The accomplishments in 1998 provided the foundation for Republic to pursue its goal of being the best bank in Florida and for the Company to continue to provide increased shareholder value", said Rudy Schupp, Chairman and Chief Executive Officer of Republic Security Bank and Republic Security Financial Corporation. "The achievements in the first quarter 1999 of increased net interest income, realized cost savings, additions to senior management as well as the cost effective cash purchase of nine in-store branches and the completion of the Northside acquisition, demonstrates Management's commitment to the Company's strategic objectives. We believe the Company is poised for solid performance in 1999", said Schupp.

         Republic Security Financial Corporation, with total assets of $3.0 billion, operates ninety-seven full service banking offices in Palm Beach, Broward, Dade, Martin, St. Lucie, Lee, Marion, Alachua, Hillsborough and Orange counties and is headquartered in Palm Beach County, Florida.



NASDAQ Symbol:             Common           -       RSFC
Republic Web Site Address                   -       www.republicsecuritybank.com

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